Exhibit 99.2

MOCON, Inc.

Fourth Quarter 2016 Conference Call Script

March 1, 2017

Delivered by:      Robert Demorest - MOCO

  Elissa Lindsoe– MOCO

 Steve Hooser – Three Part Advisors

Operator (if necessary):

Good day, everyone, my name is Christine and I’m the operator. Welcome to MOCON’s Fourth Quarter 2016 Earnings Conference Call. Today's conference is being recorded. I would now like to turn the call over to Steven Hooser, MOCON’s investor relations representative. Please go ahead Steven.

Steven Hooser:

Thank you Christine and thank you for joining us today to discuss our fourth quarter 2016 financial results. With me on the call today are Bob Demorest, Chief Executive Officer, and Elissa Lindsoe, Chief Financial Officer. We will open up to the audience for a Q&A session after we complete our prepared remarks. Please note that we are also webcasting this call. Both the earnings press release that was issued earlier and the webcast link can be accessed on our Investor Relations website at mocon.com. Before I turn the call over to management, I'd like to remind everyone that during today’s call, including the Q&A session, we may make forward-looking statements regarding expected revenue, earnings, future plans, opportunities, and other expectations of the Company. These estimates and plans and other forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied on the call. These risks include those that are detailed in our most recent Annual Report on Form 10-K and in today’s earnings press release and may be amended or supplemented by subsequent quarterly reports on Form 10-Q, or other reports filed with the Securities and Exchange Commission. The statements made during this conference call are based upon information known to MOCON as of the date and time of this call. We assume no obligation to update the information presented in today’s call.

During today’s call we will also discuss non-GAAP financial measures, including, Adjusted EBITDA. These measures, when used in combination with GAAP results, provide us with useful information to better understand our business and we believe investors may want to consider this impact on our performance as well. A reconciliation of GAAP to non-GAAP measures can be found in today’s earnings release.

With that, I’d like to turn the call over to Bob Demorest, MOCON’s President and Chief Executive Officer.

Bob Demorest

Thanks Steven; and thanks to all of you on the line for participating in our earnings call and we appreciate your time and continued interest in MOCON.

At this time last year, I was lamenting our FY 2015 financial performance:

•	Our annual revenue in 2015 ended down 6% from 2014 on a GAAP basis.

•	Round 1 of our realignment plan became necessary in the second half of 2015, in order to right the ship in light of the external headwinds we were facing with the falling euro and oil prices.

•	We ended up increasing our fully diluted earnings per share from $0.27 in 2014 to $0.51 in 2015, which was certainly good, but the revenue softness was an overhanging cloud.

•	We were able to reduce our debt and we held our cash steady.

Sitting before you just one year later, I am excited to report the following:

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Our 2016 annual revenue was up 4% from 2015, on a GAAP basis. The year did not start out as strong as we hoped and because the first half was flat, we triggered Round 2 of our realignment plan. I am happy to say that it did make a difference.

•	We pushed the “One MOCON” theme very hard, resulting in a flatter matrixed organization – and as part of this initiative, in April, we will be changing the name of Dansensor to MOCON Europe A/S.

•	Our third quarter of 2016 revenue was up by 7% over the third quarter of 2015, and our fourth quarter was up by 10% year-over-year, matching our best shipment quarter ever.

•

Net Income was up substantially, we paid off our entire credit line, and we increased our cash position resulting in a strong balance sheet. Our adjusted EBITDA was 17 percent of revenue compared to 14 percent in 2015.

•	Fully diluted earnings per share in 2016 was $0.86, compared to $0.51 in 2015, a 69 percent increase for the year.

In other news, please join me in welcoming Maurice Janssen, our new Sr. Vice President of Global Sales & Marketing to our team. He joined MOCON mid-January and is based out of our Minneapolis headquarters. He reports directly to me and is responsible for leading our sales and marketing teams across all segments. Maurice has over 20 years of sales and marketing experience in similar industries to ours. He was most recently vice president of sales and marketing, Latin America, for FOSS, a Danish-based supplier of analytical instruments for the food, beverage and agriculture sectors. Maurice is a great addition to our team and we are delighted to have him.

I will now turn the call over to Elissa to run through the operating results and will return with my closing remarks after she is done.

Elissa Lindsoe

Thank you Bob and good afternoon everyone. Revenue for the fourth quarter of 2016 was $16.9 million, up 10 percent from the $15.3 million reported in the same period of 2015. This performance matches our prior quarterly record that was set in the fourth quarter of 2014 and at that time, the euro was much stronger than it is today. Full year 2016 revenue was $63.3 million, an increase of 4 percent from the $60.8 million reported in 2015.

Gross margin was 57 percent of revenue in our fourth quarter of 2016 which is an increase of 2 percentage points from the 55 percent reported in the year-ago quarter.

SG&A expenses were 37 percent of revenue in the fourth quarter of 2016 compared to 38 percent of revenue in the fourth quarter of 2015. Research and development expenses were 7 percent of revenue in Q4 2016 compared to 8 percent in Q4 2015. This spending level continues to be in line with our ongoing commitment to invest in existing offerings as well as advanced sensor technologies.

Our fourth quarter 2016 operating income of $2.1 million, or 12 percent of revenue. is a nice improvement from 4 percent of revenue in the year-ago quarter. Our MOCON realignment initiatives have contributed to these positive results.

I will go into more detail by business segment momentarily but I’ll cover the remainder of our income statement before doing so.

Our effective tax rate was 21percent in Q4 2016 compared to 51 percent in the year-ago quarter. The reduction was driven by the use of foreign tax credits and the effect of foreign operations that have lower tax rates. Net income for the fourth quarter of 2016 was $1.8 million, or $0.30 per diluted share, compared to net income of $0.3 million, or $0.05 per diluted share in the fourth quarter of 2015.

Adjusted EBITDA for the fourth quarter of 2016 was $2.9 million, or 17 percent of revenue, compared to $2.1 million, or 13 percent of revenue in the third quarter of 2016.

Moving to the details in our business segments:

Package Testing was once again our largest segment, comprising 49 percent of overall revenue, at $8.4 million, up from $6.9 million in Q4 of 2015. 72 percent of revenue in Q4 of 2016 was from sales outside of the U.S. compared to 75 percent in Q4 of 2015. Package Testing gross margin was 56 percent of revenue in Q4 2016, up 2 percentage points from Q4 2015. The continued improvement was driven by revenue growth and process improvement initiatives that we have made. Operating expenses were 41 percent of revenue in Q4 2016 and 48 percent in the year-ago quarter, resulting in Q4 operating margins that were 15 percent of revenue in 2016 and 11 percent of revenue in 2015.

Moving on to Permeation, this segment contributed 35 percent to overall revenue, or $5.9 million in Q4 2016, down 9 percent from $6.5 million in Q4 2015. 67 percent of this segment’s Q4 2016 revenue was from sales outside of the United States compared to 58 percent in the same quarter of 2015. The decline in US shipments was primarily driven by orders that were received too late in the quarter to be shipped before December 31, 2016 as evidenced by the $800,000 sequential increase in our Permeation backlog during Q4 2016. In addition, approximately $300 thousand and $600 thousand of the year-over-year decline for the quarter and the year respectively, was attributable to the sale of our odor and aroma consulting business. Q4 2016 gross margin in the Permeation segment was 63 percent compared to 59 percent in Q4 of 2015. The increase was driven by the mix between product, services and consulting. In the fourth quarter of 2016, product revenue, which generates the highest gross margins in this segment, comprised 81 percent of this segment’s revenue compared to 70 percent in the fourth quarter of 2015.

Q4 2016 operating expenses in our Permeation segment were 43 percent of revenue which is up from 38 percent in the year-ago quarter, and that resulted in Q4 operating margins of 20 percent in 2016 compared to 21 percent in Q4 of 2015.

Our Industrial Analyzers and Other segment comprised 15 percent of our Q4 2016 revenue which was $2.6 million, up 37 percent from the $1.9 million reported in Q4 of 2015. 36 percent of this segment’s revenue was from sales to foreign markets in Q4 2016 compared to 49 percent in the fourth quarter of 2015. The change in geographical mix was driven by increased volume to domestic customers while foreign volume remained consistent with the prior year. Q4 2016 gross margin for this segment was 45 percent of revenue, an increase of 3 percentage points when compared to 42 percent of revenue in Q4 of 2015. The increased gross margin is attributable to the year-over-year revenue growth.

Our operating expenses in the Industrial Analyzers and Other segment were 57 percent of revenue in Q4 2016 compared to 64 percent of revenue in Q4 2015. The operating loss in this segment for Q4 2016 was 12 percent of revenue compared to an operating loss of 18 percent in Q4 2015. The improvement was driven by reduced expenses as a result of the realignment plan.

Additionally, effective in 2017, we have changed the way we are managing our business segments. As we realigned our business around the one MOCON strategy, our ability to segregate our operating expenses has become more difficult. For example, we used to have a separate P & L manager over each segment; and now today, Maurice Janssen leads global sales and marketing, Mike Barto leads all the global manufacturing and R&D teams and I lead the global back office teams. We still need to complete our segment analysis, but effective with our January internal reporting, we are no longer allocating operating expenses to each segment and anticipate that we will no longer report our segment performance through operating income but anticipate providing revenue and gross margin by segment.

Moving on to our cash flow and balance sheet:

We continue to see a strengthening in our balance sheet. Since the beginning of 2016, cash and cash equivalents have grown by $2.0 million to $8.3 million on December 31, 2016 and in the same timeframe, we paid off our revolving line of credit and reported only $163 thousand in debt, all of which relates to capital leases compared to $3 million of total debt on December 31, 2015.

Accounts receivable were $10.7 million on December 31, 2016 which represents days sales outstanding of 57, up from 51 days reported in the third quarter of this year. Inventory was $6.7 million, down 14 percent since the beginning of the year.

Net cash provided by operations was $7.3 million in the year ended December 31, 2016 compared to $6.4 million in all of 2015, which is a 14 percent increase. The improvement is driven primarily by the increase in net income.

This wraps up my prepared remarks on the financials and now I will turn the call back over to Bob for his closing remarks.

BOB DEMOREST

Thank you Elissa. I remain encouraged with our strong second half resulting in a good year and a healthy backlog position going into 2017. The work we started in late 2015 to improve our product cost and operating expense profile is starting to pay dividends as evidenced by this performance.

This turnaround was the result of an incredible amount of work by our team, led by our top management group, of whom I am very proud. Now, with the addition of Maurice Janssen, we have an experienced and highly capable group of visionary executives in the wheelhouse, and in my opinion, the best “C-suite” MOCON has had in years. I am optimistic about 2017 and beyond, and want to also thank our Board for their valuable support and engagement in MOCON’s business.

With that, let me open up the call for your questions. Christine, please instruct our listeners on how to queue up.

After the Q&A:

Robert Demorest

Thank you again for joining us on today’s call. We look forward to discussing our Q1 results with you sometime in early May. Have a great evening!